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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              ALPHA PRO TECH, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)





              Delaware                                     63-1009183
     (State of Incorporation                            (I.R.S. Employer
         or organization)                               Identification No.)

    60 Centurian Drive - Suite 112
        Markham, Ontario, Canada                             L3R 9R2
    (Address of principal executive offices)                (Zip Code)






Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                      Name of each exchange on which
       to be so registered                      Each class is to be registered

  Common Stock par value $.01 per share              Chicago Stock Exchange



If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [ X ].


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ITEM 1.  Description of Registrant's Securities to be Registered.

         The Company's Certificate of Incorporation authorizes 50,000,000 common shares, par value $.01 per share, of which 24,112,449 shares were issued and outstanding as at November 30, 1999.

         The holders of common shares of the Company are entitled to one vote per share for each common share held by them and do not have cumulative voting rights. Holders of record of common shares are entitled to receive dividends when if declared by the board of directors out of legally available funds. Upon any liquidation, dissolution or winding up of the Company, holders of common shares are entitled to share pro rata in any distribution to the shareholders. There are no pre-emptive or conversion rights and no provisions for redemption, purchase for cancellation, surrender or sinking or purchase funds. All of the outstanding common shares are fully paid and non-assessable and duly authorized. There are no special rights or restrictions of any nature attaching to any of the common shares of the Company.

ITEM 2.  Exhibits

         1. Specimens or copies of each security to be registered hereunder, and

         2. Copies of all constituent instruments defining the rights of the holders of each class of such securities, including any contracts or other documents which limit or qualify the rights of such holders;

         are incorporated by reference to Post-Effective Amendment No. 1 filed on January 30, 1997 to Registrant's Registration Statement on Form S-1 (No. 33-93894).


Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       Alpha Pro Tech, Ltd.
                                       March 2, 2000


                                       By:  /S/ SHELDON HOFFMAN
                                          -----------------------------
                                            /S/ Sheldon Hoffman
                                            Chief Executive Officer